Exhibit 99.1

For Release: Immediate	Contacts:	Julie S. Ryland
Wednesday, October 9, 2013		205.326.8421

ENERGEN CLOSES ON SALE OF BLACK WARRIOR BASIN ASSETS

Birmingham, Alabama — Energen Corporation (NYSE: EGN) said today that it has closed on the previously announced sale of its Black Warrior Basin assets for $160 million plus standard closing adjustments. The undisclosed buyer (a limited liability corporation) also assumed Energen’s third-party operating agreements.

In the fourth quarter of 2013, Energen will reflect a non-cash gain on the transaction of approximately $33 million. Energen plans to use net proceeds of approximately $150 million to reduce short-term indebtedness.

Energen Corporation is an oil and gas exploration and production company with headquarters in Birmingham, Alabama. Through Energen Resources Corporation, the company has approximately 750 million barrels of oil-equivalent proved, probable, and possible reserves at year-end 2012. These all-domestic reserves are located mainly in the Permian and San Juan basins. For more information, go to http://www.energen.com.

FORWARD LOOKING STATEMENT: This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.